Exhibit 99.1

AppLovin Announces Record Financial Results for the Fourth Quarter and Full-Year 2021

Raises Software Platform outlook for 2022 to $1.35 - $1.50 billion

•	Revenue in 4Q21 grew 56% Y/Y to $793 million, Organic revenue[1] increased 25% Y/Y

•	Revenue in 2021 grew +92% Y/Y to $2.8 billion

•	Software Platform revenue grew 208% Y/Y to $247 million, Organic growth[1] was 173% Y/Y

•	Software Platform Enterprise Clients[2] (SPEC) grew to a record 461, up 192% Y/Y

•	Net income improved Y/Y to $31 million, a net margin of 4%, up from a net loss of $19 million

•	Adjusted EBITDA grew 60% Y/Y to $221 million and Adjusted EBITDA margin improved to 28%

PALO ALTO – February 16, 2022 – AppLovin Corporation (NASDAQ: APP) (“AppLovin” or “we”), a leading marketing platform, today announced financial results for the fourth quarter and fiscal year ended December 31, 2021 and posted a letter to its shareholders on its investor relations website.

“We continue to execute on our mission to build and grow the largest, most-effective platform for advertisers and publishers in the digital world,” said Adam Foroughi, CEO and co-founder of AppLovin. “More advertisers and developers than ever are leveraging our platform to help grow their business and we believe the integration of MoPub in 2022 will drive further growth in our Software Platform business.”

Herald Chen, CFO of AppLovin said, “We delivered record quarterly revenue and Adjusted EBITDA in 4Q21 with +208% Y/Y growth for our Software Platform, a testament to the powerful combination of our machine learning (ML)-based software and our scaled first-party data. As a result of the incredible momentum in our business exiting 2021 and our fantastic start to 1Q22, we are meaningfully raising our outlook for Software Platform revenue in 2022 to $1.425 billion at the midpoint – a +111% Y/Y growth rate.”

Fourth Quarter 2021 Financial Summary and Highlights

(Note: All comparisons are versus 4Q20 and growth rates referenced are year-over-year unless otherwise noted; due to rounding, numbers presented may not add up precisely to the totals provided.)

•	Revenue grew 56% to $793 million with organic growth[1] of 25%.

•	Business Software Platform revenue was $247 million, an increase of 208% and organic growth[1] of 173%; surpassed $1 billion annual run-rate Software Platform revenue based on December 2021 performance.

•	Total Software Transaction Value (TSTV)[2] was $340 million, an increase of $211 million.

•	Software Platform Enterprise Clients grew 192% to 461 and Net Dollar-Based Revenue Retention was 204%[3].

•	Apps revenue grew 27% to $547 million.

•	Business Apps revenue grew to $185 million, an increase of 5%.

•	Consumer Apps revenue grew to $362 million, an increase of 42%, with 2.7 million MAPs[2] in the quarter.

•	Net income improved to $31 million, a net margin of 4%, up from a net loss of $19 million.

•	Adjusted EBITDA grew 60% to $221 million and Adjusted EBITDA margin improved to 28%.

Full-Year 2021 Financial Summary and Highlights

(Note: All comparisons are versus 2020 and growth rates referenced are year-over-year; due to rounding, numbers presented may not add up precisely to the totals provided.)

•	Revenue grew 92% to $2.8 billion with organic growth[1] of 70%.

•	Business Software Platform revenue was $674 million, an increase of 225% and organic growth[1] of 188%.

•	Apps revenue grew 70% to $2.1 billion.

•	Business Apps revenue grew to $661 million, an increase of 31%.

•	Consumer Apps revenue grew to $1.5 billion, an increase of 97%.

•	Net income improved to $35 million, a net margin of 1%, from a net loss of $126 million.

•	Adjusted EBITDA grew 110% to $727 million and Adjusted EBITDA margin improved to 26%.

Financial Outlook

	Full-Year 2022	Y/Y Growth
Software Platform	$1.350 - $ 1.500 Billion	+100-123%

Apps	$2.200 - $ 2.350 Billion	+4-11%

Total Revenue	$3.550 - $3.850 Billion	+27-38%

•	Expect our Adjusted EBITDA[4] margin in 2022 to be in the high-20s, up compared to 2021, subject to additional investments for growth.

(1)

Organic revenue and revenue growth represents revenue excluding revenue from Adjust and, with respect to Apps, only including revenue growth from existing Apps owned at the end of the prior period and newly developed Apps from existing Owned and Partner Studios at the end of the prior period.

(2)	SPEC, TSTV, and MAPs are key metrics. Refer to Key Metrics for definition.
(3)

We measure Net Dollar-Based Revenue Retention Rate for the three months ended December 31, 2021 for our Software Platform Enterprise Clients as current period revenue divided by prior period revenue. Prior period revenue is measured as revenue for the three months ended December 31, 2020 from our Software Platform Enterprise Clients as of December 31, 2020. Current period revenue is revenue for the three months ended December 31, 2021 from our Software Platform Enterprise Clients as of December 31, 2020.

(4)

We have not provided the forward-looking net income and net margin guidance for forward-looking non-GAAP Adjusted EBITDA guidance or a GAAP reconciliation as a result of the uncertainty regarding, and the potential variability of, reconciling items such as stock-based compensation expense. Accordingly, a reconciliation of this measure to its corresponding GAAP equivalent is not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided a reconciliation of other GAAP to non-GAAP metrics in tables at the end of this press release.

Webcast and Conference Calls

AppLovin will host a webcast and conference call today at 2:00 PM PT / 5:00 PM ET, during which management will discuss fourth quarter and fiscal year 2021 results and provide commentary on business performance. A question-and-answer session will follow the prepared remarks.

The live audio webcast may be accessed on the Company’s investor relations website. The conference call can be accessed by dialing 1-877-407-9716 for domestic callers or 1-201-493-6779 for international callers. A replay of the call via webcast will be available at: https://investors.AppLovin.com until February 23, 2022.

About AppLovin

AppLovin’s leading marketing software provides developers with a powerful, integrated set of solutions to grow their businesses. AppLovin enables developers to market, monetize, analyze and publish their apps. The company’s first party content includes more than 350+ popular, engaging apps and its technology brings that content to millions of users around the world. AppLovin is headquartered in Palo Alto, California with several offices globally.

Contacts

Investors

Ryan Gee

ir@applovin.com

Press

Kim Hughes

press@applovin.com

Source: AppLovin Corp.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “going to,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this press release include, but are not limited to, statements regarding our future financial performance, including our expected financial results, guidance and growth prospects; quotes of management; our expectations regarding the connected TV market; and our expectations regarding our acquisitions, including the impact of our MoPub acquisition. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties, including changes in our plans or assumptions, that could cause actual results to differ materially from those projected. These risks include our inability to forecast our business due to our limited operating history, fluctuations in our results of operations, the competitive mobile app ecosystem, and our inability to adapt to emerging technologies and business models. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2021. Additional information will also be set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The forward-looking statements in this press release are based on information available to us as of the date hereof, and we disclaim any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), this press release includes certain financial measures that are not prepared in accordance with GAAP, including Adjusted EBITDA, Adjusted EBITDA margin, and non-GAAP costs and expenses. A reconciliation of each such non-GAAP financial measure to the most directly comparable GAAP measure can be found below.

We define Adjusted EBITDA for a particular period as net income (loss) before interest expense and loss on settlement of debt, other (income) expense (excluding certain recurring items), net, provision for (benefit from) income taxes, amortization, depreciation and write-offs and as further adjusted for non-operating foreign exchange (gains) losses, stock-based compensation expense, acquisition-related expense and transaction bonuses, customer acquisition bonuses, loss (gain) on extinguishments of acquisition-related contingent consideration, lease modification and abandonment of leasehold improvements, and change in the fair value of contingent consideration. We define Adjusted EBITDA margin as Adjusted EBITDA divided by revenue for the same period. We define non-GAAP costs and expenses as total costs and expenses adjusted to exclude stock-based compensation expense, amortization expense related to acquired intangibles and acquisition-related expense and transaction bonuses

We believe that the presentation of these non-GAAP financial measures provides useful information to investors regarding our results of operations and operating performance, as they are similar to measures reported by our public competitors and are regularly used by securities analysts, institutional investors, and other interested parties in analyzing operating performance and prospects.

Adjusted EBITDA, Adjusted EBITDA margin, and non-GAAP costs and expenses are key measures we use to assess our financial performance and are also used for internal planning and forecasting purposes. We believe Adjusted EBITDA, Adjusted EBITDA margin, and non-GAAP costs and expenses are helpful to investors, analysts, and other interested parties because they can assist in providing a more consistent and comparable overview of our operations across our historical financial periods. In addition, these measures are frequently used by analysts, investors, and other interested parties to evaluate and assess performance. We use Adjusted EBITDA, Adjusted EBITDA margin, and non-GAAP costs and expenses in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies, and to communicate with our board of directors concerning our financial performance. These measures have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statement of operations that are necessary to run our business. Our definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Thus, our non-GAAP financial measures should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

Key Metrics

We review the following key metrics on a regular basis to evaluate the health of our business, identify trends affecting our performance, prepare financial projections, and make strategic decisions. As a result of our continued focus on our Software Platform, we plan to phase out several metrics including Enterprise Clients, Revenue Per Enterprise Client and Net Dollar-Based Retention Rate for Enterprise Clients beginning with the quarter ended March 31, 2022 in favor of similar software-focused Key Metrics. See “Update to our Key

Metrics” below for further details.

Annual Key Metrics

Enterprise Clients. We focus on the number of Enterprise Clients, which are third-party business clients from whom we have collected greater than $125,000 of revenue in the trailing 12 months to a given date. Enterprise Clients generate the vast majority of our Business Revenue and Business Revenue growth.

Revenue Per Enterprise Client (RPEC). We define RPEC as (i) the total revenue derived from our Enterprise Clients in a 12-month period, divided by (ii) Enterprise Clients as of the end of that same period. RPEC shows how efficiently we are monetizing each Enterprise Client.

The following table shows our Enterprise Clients as of December 31, 2021 and 2020, and our RPEC for the 12 months ended December 31, 2021 and 2020.

	LTM 4Q 2021	LTM 4Q 2020
Enterprise Clients	407	172
RPEC (thousands)	$3,146	$4,081

Quarterly Key Metrics

Total Software Transaction Value. Business Software Platform revenue is from third-party clients using our software platform. We do not recognize revenue from our own spend on our software platform. Therefore, we use TSTV to measure the scale and growth rates of our software platform as it reflects the total value on our software platform including our first-party studios as though they were stand-alone businesses. Below is a reconciliation of our Business Software Platform Revenue to Total Software Transaction Value.

($ in thousands)	4Q 2021	4Q 2020
Business Software Platform Revenue	$246,562	$80,023
Software Platform fee collected from AppLovin Apps	$93,088	$48,333

Total Software Transaction Value	$339,650	$128,356

Software Platform Enterprise Clients. We focus on the number of Software Platform Enterprise Clients, which are third-party business clients from whom we have collected greater than $31,250 of revenue in the three months to a given date, equating to an annual run-rate of $125,000 in revenue. Software Platform Enterprise Clients generate the vast majority of our Business Revenue - Software Platform and Business Revenue - Software Platform growth.

Revenue Per Software Platform Enterprise Client (Revenue per SPEC). We define Revenue per SPEC as (i) the total revenue derived from our Software Platform Enterprise Clients in a three-month period, divided by (ii) Software Platform Enterprise Clients as of the end of that same period. Revenue per SPEC shows how efficiently we are monetizing each SPEC. We expect to increase Revenue per SPEC over time as we enhance our Software Platform and Apps

The following table shows our Software Platform Enterprise Clients as of December 31, September 30, 2021, June 30, 2021, March 31, 2021, and December 31, 2020.

	4Q 2021	3Q 2021	2Q 2021	1Q 2021	4Q 2020
Software Platform Enterprise Clients	461	449	366	193	158
Revenue per SPEC (thousands)	$503	$398	$364	$453	$500

Update to our Key Metrics

Beginning with 2Q22, the revenue measurement period used to determine the number of SPECs in a period will be updated to include clients from whom we have collected greater than $125,000 in Software Platform revenue over the trailing 12 months. The current definition of SPEC included third-party clients who had more than $31,250 in Software Platform revenue for the prior three months. We believe this change in revenue measurement period will provide additional information regarding the scale and growth of our more-mature clients. Going forward, when Net Dollar-Based Revenue Retention (“NDBRR”) measures are provided, we will also calculate such measures using the updated definition of SPECs. The table below shows our SPEC and Revenue per SPEC for the last five quarters under the current calculations as well as the updated calculations.

	Metric	Revenue Composition	Revenue Measurement Period	Revenue Threshold	Final Disclosure Period	4Q 2021	3Q 2021	2Q 2021	1Q 2021	4Q 2020
Current Calculations	SPEC	Software Platform Revenue	Annualized Quarterly	$31,250 per Quarter ($125,000 per Year)	Quarter ended March 31, 2022	461	449	366	193	158
	Revenue per SPEC				Quarter ended March 31, 2022	$503	$398	$364	$453	$500

Updated Calculations	SPEC	Software Platform Revenue	Trailing 12-Month Basis	$125,000	N/A	380	292	208	156	142
	Revenue per SPEC				N/A	$1,634	$1,593	$1,581	$1,544	$1,404

Monthly Active Payers (MAPs). We define a MAP as a unique mobile device active on one of our apps in a month that completed at least one IAP during that time period. A consumer who makes IAPs within two separate apps on the same mobile device in a monthly period will be counted as two MAPs. MAPs for a particular time period longer than one month are the average MAPs for each month during that period. We estimate the number of MAPs by aggregating certain data from third-party attribution partners. Some of our apps do not utilize such third-party attribution partners, and therefore, our MAPs figure for any period does not capture every user that completed an IAP on our apps. We estimate that our counted MAPs generated approximately 97% of our Consumer Revenue during the three months ending December 31, 2021, and as such, management believes that MAPs are still a useful metric to measure the engagement and monetization potential of our games. We expect to increase our MAPs over time as we increase the number of our apps and enhance the engagement and monetization of our apps.

Average Revenue Per Monthly Active Payer (ARPMAP). We define ARPMAP as (i) the total Consumer Revenue derived from our apps in a monthly period, divided by (ii) MAPs in that same period. ARPMAP for a particular time period longer than one month is the average ARPMAP for each month during that period. ARPMAP shows how efficiently we are monetizing each MAP. We expect to increase ARPMAP over time as we enhance the monetization of our apps.

	4Q 2021	4Q 2020
Monthly Active Payers (millions)	2.7	2.1
Average Revenue per Monthly Active Payer (ARPMAP)	$44	$41

Our key metrics are not based on any standardized industry methodology and are not necessarily calculated in the same manner or comparable to similarly titled measures presented by other companies. Similarly, our key metrics may differ from estimates published by third parties or from similarly titled metrics of our competitors due to differences in methodology. The numbers that we use to calculate TSTV, MAP, and ARPMAP are based on internal data. While these numbers are based on what we believe to be reasonable judgements and estimates for the applicable period of measurement, there are inherent challenges in measuring usage and engagement. We regularly review and may adjust our processes for calculating our internal metrics to improve their accuracy.

AppLovin Corporation

Consolidated Balance Sheets

(in thousands, except for share and per share data)

	December 31,	December 31,
	2021	2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,520,504	$317,235
Restricted cash equivalents	1,050,000	—
Accounts receivable, net	514,520	296,964
Prepaid expenses and other current assets	150,040	48,795

Total current assets	3,235,064	662,994
Property and equipment, net	63,608	28,587
Operating lease right-of-use assets	70,975	84,336
Goodwill	966,427	249,773
Intangible assets, net	1,709,347	1,086,332
Other assets	118,158	42,571

Total assets	$6,163,579	$2,154,593

Liabilities, redeemable noncontrolling interest, and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$258,220	$147,275
Accrued liabilities	133,770	95,057
Licensed asset obligation	17,374	18,760
Short-term debt	25,810	15,210
Deferred revenue	78,930	86,886
Operating lease liabilities	18,392	22,206
Deferred acquisition costs, current	107,601	212,658

Total current liabilities	640,097	598,052
Non-current liabilities:
Long-term debt	3,201,834	1,583,990
Operating lease liabilities, non-current	62,498	71,755
Licensed asset obligation, non-current	8,039	—
Other non-current liabilities	112,820	59,032

Total liabilities	4,025,288	2,312,829
Redeemable noncontrolling interest	201	309
Stockholders’ equity (deficit):
Convertible preferred stock, 100,000,000 and 109,090,908 shares authorized, nil and 109,090,908 shares issued, nil and 109,090,908 shares outstanding at December 31, 2021 and 2020; respectively	—	399,589
Class A, Class B and Class F common stock, $0.00003 par value—1,700,000,000 (Class A 1,500,000,000, Class B 200,000,000, Class F nil) and 429,600,000 (Class A 386,400,000, Class B nil, Class F 43,200,000) shares authorized, 375,089,360 (Class A 296,426,738, Class B 78,662,622, Class F nil) and 226,364,401 (Class A 183,800,251, Class B nil, Class F 42,564,150) shares issued and outstanding as of December 31, 2021 and 2020, respectively	11	7
Additional paid-in capital	3,160,487	453,655
Accumulated other comprehensive income (loss)	(45,454)	604
Accumulated deficit	(976,954)	(1,012,400)

Total stockholders’ equity (deficit)	2,138,090	(158,545)

Total liabilities, redeemable noncontrolling interest, and stockholders’ equity (deficit)	6,163,579	2,154,593

AppLovin Corporation

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(unaudited)		(unaudited)
Revenue	$793,470	$509,837	$2,793,104	$1,451,086
Costs and expenses:
Cost of revenue	265,129	198,014	988,095	555,578
Sales and marketing	313,692	210,796	1,129,892	627,796
Research and development	119,541	80,702	366,402	180,652
General and administrative	36,583	25,175	158,699	66,431
Lease modification and abandonment of leasehold improvements	—	—	—	7,851
Extinguishments of acquisition-related contingent consideration	—	108	—	74,820

Total costs and expenses	734,945	514,795	2,643,088	1,513,128

Income (loss) from operations	58,525	(4,958)	150,016	(62,042)
Other income (expense):
Interest expense and loss on settlement of debt	(30,374)	(20,325)	(103,170)	(77,873)
Other income (expense), net	462	(1,138)	(535)	4,209

Total other income (expense)	(29,912)	(21,463)	(103,705)	(73,664)

Income (loss) before income taxes	28,613	(26,421)	46,311	(135,706)
Provision for (benefit from) income taxes	(2,794)	(7,448)	10,973	(9,772)

Net income (loss)	31,407	(18,973)	35,338	(125,934)
Add: Net loss (income) attributable to noncontrolling interest	(41)	201	108	747

Net income (loss) attributable to AppLovin	31,366	(18,772)	35,446	(125,187)

Less: Net income attributable to participating securities	(312)	—	(3,743)	—

Net income (loss) attributable to common stock—Basic	31,054	(18,772)	31,703	(125,187)

Net income (loss) attributable to common stock—Diluted	$31,068	$(18,772)	$31,879	$(125,187)

Net income (loss) per share attributable to common stockholders:
Basic	$0.08	$(0.09)	$0.10	$(0.58)

Diluted	$0.08	$(0.09)	$0.09	$(0.58)

Weighted average common shares used to compute net income (loss) per share attributable to common stockholders:
Basic	370,779,521	220,709,256	324,836,076	214,936,545

Diluted	388,302,231	220,709,256	342,763,632	214,936,545

AppLovin Corporation

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2021	2020
Operating Activities	(unaudited)
Net income (loss)	$35,338	$(125,934)
Adjustments to reconcile net income (loss) to operating activities:
Amortization, depreciation and write-offs	431,063	254,951
Amortization of debt issuance costs and discount	12,825	8,152
Stock-based compensation	133,177	62,387
Change in operating right-of-use asset	26,313	9,333
Lease modification and abandonment of leasehold improvements	—	7,851
Loss on extinguishments of acquisition related contingent consideration	—	74,820
Change in fair value of contingent consideration	(230)	442
Loss on settlement of debt	18,236	—
Net unrealized gains on fair value remeasurement of financial instruments	(8,841)	(4,180)
Net loss (gain) on foreign currency remeasurement	(1,734)	2,097
Changes in operating assets and liabilities:
Accounts receivable	(201,948)	(113,234)
Prepaid expenses and other current assets	(97,324)	(13,289)
Other assets	(59,505)	(19,092)
Accounts payable	98,612	49,120
Operating lease liabilities	(26,854)	(8,812)
Accrued and other liabilities	16,630	2,783
Deferred revenue	(13,907)	35,488

Net cash provided by operating activities	361,851	222,883

Investing Activities
Purchase of property and equipment	(1,390)	(3,241)
Acquisitions, net of cash acquired	(1,206,482)	(674,650)
Purchase of non-marketable investments and other	(15,000)	(2,000)
Proceeds from other investing activities	12,009	—
Capitalized software development costs	(4,067)	—

Net cash used in investing activities	(1,214,930)	(679,891)

Financing Activities
Proceeds from issuance of common stock in initial public offering, net of issuance costs as adjusted for cost reimbursement	1,745,228	—
Proceeds from debt issuance, net of issuance costs	2,329,059	481,273
Payments of debt principal	(719,810)	(64,295)
Payments of finance leases	(15,271)	(9,708)
Proceeds from exercise of stock options	31,156	2,303
Proceeds from issuance of common stock	—	9,318
Proceeds from the issuance of common stock under the Employee Stock Purchase Plan	2,877	—
Payments of deferred acquisition costs	(234,068)	(17,586)
Payments of licensed asset obligation	(17,970)	(18,940)
Payments of related party notes	(11,655)	—
Repurchases of common stock	—	(1,766)
Payments of deferred IPO costs	—	(2,744)

Net cash provided by financing activities	3,109,546	377,855

Effect of foreign exchange rate on cash, cash equivalents and restricted cash equivalents	(3,198)	141

Net increase (decrease) in cash, cash equivalents and restricted cash equivalents	2,253,269	(79,012)
Cash, cash equivalents and restricted cash equivalents at beginning of the period	317,235	396,247

Cash, cash equivalents and restricted cash equivalents at end of the period	$2,570,504	$317,235

AppLovin Corporation

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(in thousands)

The following table provides our Adjusted EBITDA and Adjusted EBITDA margin and a reconciliation of Net income (loss) to Adjusted EBITDA:

	Three Months Ended		Twelve months ended
	December 31,		December 31,
	2021	2020	2021	2020
	(unaudited)		(unaudited)
Revenue	$793,470	$509,837	$2,793,104	$1,451,086
Net income (loss)	$31,407	$(18,973)	$35,338	$(125,934)

Net Margin	4.0%	(3.7)%	1.3%	(8.7)%
Interest expense and loss on settlement of debt	30,374	20,325	103,170	77,873
Other (income) / expense, net[1]	(693)	(2)	(7,545)	(6,183)
Provision for (benefit from) income taxes	(2,794)	(7,448)	10,973	(9,772)
Amortization, depreciation and write-offs	115,654	97,728	431,063	254,951
Non-operating foreign exchange (gain) losses	(27)	479	(1,537)	1,210
Stock-based compensation[2]	41,349	43,025	135,469	62,387
Acquisition-related expense and transaction bonus	2,827	2,217	16,887	7,850
Customer acquisition bonuses[3]	3,227	—	3,227	—
Lease modification and abandonment of leasehold improvements	—	—	—	7,851
Loss on extinguishments of acquisition related contingent consideration	—	108	—	74,820
Change in fair value of contingent consideration	—	442	(230)	442

Total adjustments	189,917	156,874	691,477	471,429

Adjusted EBITDA	221,324	137,901	726,815	345,495

Adjusted EBITDA Margin	27.9%	27.0%	26.0%	23.8%

[1]	Excludes recurring operational foreign exchange gains and losses and write-off of an investment that is included in Amortization, depreciation and write-offs line item above.
[2]	The twelve months ended December 31, 2021 includes $2.3 million of bonus compensation settled in stock outside of the scope of ASC 718.
[3]

In association with the MoPub acquisition, we incurred certain costs to incentivize publishers to migrate to our MAX mediation solution, including existing publishers of MoPub as well as publishers on other competitor offerings. We have not historically incurred significant publisher migration costs, nor do we currently intend to incur significant publisher migration costs in the future. As such, we have removed the impact of these costs from Adjusted EBITDA.

AppLovin Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

($ in millions)

	4Q 2021	4Q 2020
Revenue	793.5	509.8

GAAP cost of revenue	265.1	198.0
Amortization expense related to acquired intangibles	(100.3)	(90.7)
Stock-based compensation expense	(0.8)	(0.8)
Non-GAAP cost of revenue	164.0	106.6
Non-GAAP cost of revenue as a % of total revenue	20.7%	20.9%

GAAP sales & marketing expense	313.7	210.8
Amortization expense related to acquired intangibles	(6.7)	(3.1)
Stock-based compensation expense	(6.4)	(7.9)
Non-GAAP sales & marketing expense	300.6	199.8
Non-GAAP sales & marketing expense as a % of total revenue	37.9%	39.2%

GAAP research & development expense	119.5	80.7
Stock-based compensation expense	(23.2)	(26.2)
Non-GAAP research & development expense	96.3	54.5
Non-GAAP research & development expense as a % of total revenue	12.1%	10.7%

GAAP general & administration expense	36.6	25.2
Stock-based compensation expense	(10.9)	(8.2)
Acquisition-related expense & transaction bonus	(2.8)	(2.2)
Non-GAAP general & administration expense	22.8	14.7
Non-GAAP general & administration expense as a % of total revenue	2.9%	2.9%